AMI Australia Holdings Pty Limited
ACN 095 238 645
Level 1
204-218 Botany Road
Alexandria NSW 2015

24 April 2006

Richard Doyle
Principal
Doyle Corporate Pty Limited
Level 1
204-218 Botany Road
Alexandria NSW 2015

Dear Richard

Engagement as Consultant

We hereby engage you to provide the services listed in Schedule A (***Services***) with effect from 9 January 2006, on the following terms and conditions. In performing the Services you will report directly to our board of directors.

This letter replaces all previous agreements entered into by the parties (or any of their related entities including the employment agreement entered into between us and Richard Doyle and the employment agreement entered into between us and Louise Stonier) and applies to all services provided by you to us or any of our related entities whether performed on, before or after the date of this letter.

This appointment is non-exclusive in that we may use other consultants to provide similar services to the Services.

1. Location and AMI responsibilities

Unless otherwise agreed, you will perform the Services from our head office. We may change the location of the performance of the Services to any location within the Sydney Metropolitan area at any time by giving you not less than 1 month's prior written notice.

We will be responsible for ensuring the premises are suitably furnished and equipped to enable the performance of the Services including the provision of computers, fax, telephones and usual office equipment. We will also meet the cost of providing business cards for Natasha Petukh.

2. Your obligations

You must:

(a) Provide the services of Richard Doyle, Natasha Petukh and Louise Stonier (or such replacement persons as agreed) a minimum of 30 hours per week (on average and

excluding periods when such persons are on annual leave, sick leave or long service leave). We specifically acknowledge that you are providing similar services to the Services to other parties and that nothing in this agreement prohibits you from providing such services to such parties providing it does not involve a breach of clause 9;

(b) Perform the Services competently and comply with all legal requirements;

(c) Comply with our lawful directions and published policies and procedures in performing the Services;

(d) Act diligently, honestly, faithfully and professionally in performing the Services;

(e) Use your best efforts to promote our interests and welfare (subject at all times to your obligation to comply with all legal requirements in performing the Services);

(f) Be courteous and polite to our customers and staff members;

(g) Not perform similar services to the Services to any business which competes with us;

(h) Fully and truthfully answer any questions asked by us regarding the Services;

(i) Fully report to us all business opportunities which may advantage us and any significant threats to our business as soon as these come to your attention;

(j) Maintain registration for GST purposes and provide evidence of such registration within 14 days after receipt of a request from us;

(k) Maintain workers compensation insurance covering your staff; and

(l) Provide us with a copy of your workers compensation insurance policy together with a certificate of currency for that insurance within 14 days after receipt of a request from us.

3. Service fee and expenses

3.1 You will initially be paid a consultancy fee of $10,014.60 per week (plus GST) (being $11,016.06 per week in total). This fee will be reviewed with effect from 30 June each year.

3.2 The consultancy fee will be payable by us to you fortnightly in arrears (together with any amount of GST chargeable) subject to you providing us with a tax invoice for the Services which complies with all legal requirements.

3.3 In addition, you will participate in any discretionary bonus scheme provided by us to senior executives and contractors. Under this scheme a bonus will be paid each financial year with your bonus being at the sole and absolute discretion of us and which bonus will only be payable if this consultancy remains on foot at the date the bonus is payable. Any bonus will be paid within 3 months after the end of the relevant financial year and we may cancel or vary the terms of the scheme at any time.

3.4 We will also reimburse you for any out of pocket expenses reasonably incurred by you in performing the Services providing that such expenses are reasonable and related to our business, you provide us with itemised receipts and you comply with all policies and procedures related to such scheme. Without limiting the foregoing, we will reimburse all expenses associated with you, Richard Doyle and Natasha Petukh maintaining your professional qualifications and practising certificate as solicitors including annual practising certificate costs and compulsory professional legal training. We will also be responsible for the cost of providing your staff with mobile phones. We will also provide you with 1 car parking spot at our premises on the basis that you reimburse us for the cost of such parking (currently $100 per month) and will cover the additional workers compensation insurance premium relating to the employment of Natasha Petukh.

4. Nature of Engagement

4.1 The parties agree that you are an independent contractor and you and your staff are not and will not represent that they are:

(a) In partnership with or in a joint venture relationship with us; or

(b) Employees, servants or agents of us.

4.2 You indemnify us and will keep us indemnified against any loss or liability suffered by us arising from:

(a) Any representations made in breach of clause 4.1, and

(b) Any other conduct of you which is either not authorised under this letter or which is not authorised by us, including any representation made by you in relation to the provision of the services.

4.3 You agree and acknowledge that you will be responsible for all amounts payable to your staff on account of salary, wages, long service leave, sick leave, annual leave, superannuation and any other benefits to which such persons are entitled.

4.4 You must make all appropriate deductions of income tax and meet all taxation liabilities including fringe benefits tax and payroll tax which arise as a result of the payment of you and your staff.

4.5 You indemnify us and agrees to keep us indemnified in relation to any indemnity which we may incur in relation to any liability which we may incur in relation to the matters referred to in clauses 4.3 and 4.4.

5. Confidential Information

5.1 ***Confidential Information*** means all information which relates to the business and affairs (financial and otherwise) of us and our related entities (including information which is in oral, visual or written form or is recorded in any other medium), and includes:

(a) Information which is marked ***Confidential*** or which is described or treated by us or our related entities as confidential;

(b) Information of a business sensitive nature;

(c) Personal information as defined in the *Privacy Act 1988 (Cth)*;

(d) Reports prepared in relation to the Services;

(e) Trade secrets; and without limiting the generality of the above:

(i) The names, addresses, medical records and other personal details of our patients and the patients of our related entities (***Patient Information***);

(ii) The names and addresses and other personal details of our and our related entities' employees, contractors, clients and suppliers (including without limitation pharmacies, doctors, nurses, administration staff, sales staff and our patients);

(iii) The terms upon which we or our related entities contract with or proposes to contract with current, proposed or previous employees, contractors, clients and suppliers;

(iv) Financial and marketing information;

(v) Business plans and forecasts;

(vi) Any know-how, trade secrets, ideas, concepts, technical and operational information, arising or used by us or our related entities in relation to their businesses;

(vii) The terms of this letter;

(viii) Product and service composition and formulae;

(ix) Treatment manuals and methods;

(x) Operating manuals, policies and procedures manuals and training manuals; and

(xi) Software and other business processes, documents and information.

5.2 Confidential Information is not confined to our information, but may also include information of our related companies, clients, suppliers, contractors and employees and information of customers of our contractors, suppliers, clients and related companies.

5.3 Confidential Information will not include information which is readily available to the general public through no fault of you.

5.4 You must not use or disclose this Confidential Information during and after the term of this consultancy except in the following circumstances:

(a) We have given our prior written consent; or

(b) In the proper course of performing the Services and for our benefit; or

(c) To the extent required by law.

5.5 Without limiting the generality of the abovementioned clause, you must not disclose Confidential Information to our other consultants or employees unless those consultants or employees are authorised by us to receive this information and need to know this information to perform their duties to us.

5.6 You must immediately notify us if you suspects that Confidential Information has been improperly used or disclosed.

5.7 You must take all reasonable steps to prevent the unauthorised disclosure or use of the Confidential Information.

5.8 You must not copy or remove from our premises any documents which contain Confidential Information without our prior written consent. You acknowledge and agree that all Patient Information is recorded on and with materials provided by us.

6. Inventions, Patents, Designs and Copyright

6.1 We will own all property rights, including intellectual property rights in anything (whether tangible or intangible, and including without limitation reports, documents, information, ideas, designs, improvements, inventions and Patient Information) that is:

(a) Provided by us to you for the purpose of providing the Services to us; and

(b) The product or other result of any work or other activity carried out or contributed to by you in relation to the provision of the Services to us (***Work Product***).

6.2 You waive all moral rights you may have in relation to the Work Product and consents to any act or omission that would otherwise constitute an infringement of any of those moral rights pursuant to the *Copyright Act 1968 (Cth)*, including to our use of that Work Product without attribution of authorship, and to our manipulation of that Work Product.

6.3 You must sign all documents and do anything else necessary or which we require to secure our ownership of all property rights in the Work Product. This must be done promptly and without additional payment to you.

6.4 You must confidentially provide to us and no one else without our prior consent, oral information in relation to the Work Product immediately after the Work Product is made or conceived.

6.5 For the purpose of this clause, intellectual property rights include, but are not limited to, rights in patents, design registrations, trademarks and copyright whether registrable or not, both in Australia and elsewhere.

7. Term and termination

7.1 This agreement will continue indefinitely until terminated in accordance with its terms.

7.2 Either party may terminate this agreement in the following manner:

(a) By giving the other party not less than 12 month's notice at any time except that we may not terminate the agreement within 3 years from commencement of provision of the Services; or

(b) By giving written notice to the other party with immediate effect if the other party breaches a clause of this agreement and does not rectify that breach within 28 days after receipt of a notice specifying the breach.

7.3 We may terminate this agreement by written notice to you with immediate effect if:

(a) You commit any serious or persistent breach of this agreement;

(b) You conducts yourself in any way in providing the Services which we reasonably consider to be inappropriate having regard to the nature of the Services;

(c) You become insolvent or subject to any form of external control; or

(d) You materially breach clause 9.

7.4 We may also terminate the agreement by making a payment to you equal to the service fees you would have earned under this agreement during the notice period in lieu of the notice period.

8. Return of Property and Documents upon Termination

8.1 Upon the termination of this agreement, you must immediately deliver to us without any further demand:

(a) All documents and other property of us and our related entities; and

(b) Without limiting the generality of (a) above, all documents or records in any other medium which contain any Confidential Information, and all documents or records in any other medium in your possession or control relating in any way to any Confidential Information.

9. Restrictions

9.1 You and your staff must comply with the restrictions which are set out in **Schedule A** to this letter.

9.2 You agree that your service fee remuneration under this letter incorporates consideration for those restrictions.

9.3 You agrees that during the term of this agreement (or any prior or future consultancy or employment undertaken by you with us), you have or will become

possessed of Confidential Information regarding the business of us and our related companies, clients, suppliers and customers, and the disclosure or use of such information may materially harm us.

9.4 You agree that the restraints contained in **Schedule A** are:

(a) Fair and reasonable regarding their subject matter, area and duration; and

(b) Reasonably required to protect our business, financial and proprietary interests.

9.5 Each of the agreements, obligations and restrictions set out in **Schedule A** are severable and independent so that if clause 1 or any part of it is held or found to be wholly or partly unenforceable, then the clause or the part (as the case may be) will be deemed eliminated or modified to the minimum extent necessary to make this agreement or the clause or part enforceable.

9.6 You acknowledge that monetary damages alone would not be adequate compensation to us for a breach of the restrictions contained in **Schedule A** and that we will be entitled to seek an injunction from a court of competent jurisdiction if:

(a) You fail to comply or threaten to fail to comply with any of the restrictions contained in **Schedule A**; or

(b) We have reason to believe you are not complying or will not comply with any of the restrictions contained in **Schedule A**.

Please indicate your acceptance of these terms by signing and returning a copy of this letter to us.

This letter takes effect as a deed.

Yours faithfully

Jack Vaisman
CEO, AMI Australia Holdings Pty Limited

We accept appointment on the terms set out above.

Richard Doyle

Richard Doyle
Principal
Doyle Corporate Pty Limited

Dated: 24 April 2006

Schedule A

Services

During the term of this agreement, you will perform the following services for us:

(a) assisting us and our related entities with our strategic business operation and development including making recommendations in relation to all proposed debt and equity fundraising activities, mergers and acquisitions, joint ventures and divestments;

(b) monitoring and managing all legal services provided to or for the benefit of us and our parent and subsidiary entities;

(c) assisting us with debt recovery, leasing and advertising policies and procedures;

(d) assisting our chief executive officer to monitor our general non-strategic day to day business operations;

(e) assisting our chief executive officer with human resource issues including advertising, interviewing and engaging contractors (doctors and other service providers) and staff (sales, helpline, back office) for the operation of our business;

(f) working with our chief financial officer with respect to his accounting, budgeting and information technology responsibilities including assisting with the preparation of all management accounts, statutory accounts, public filings and press releases;

(g) assisting our chief executive officer with analysing the market, being involved in settling service rates and reviewing business performance;

(h) assisting with advertisement and call centre script preparation and review;

(i) preparing and reviewing business plans;

(j) engaging suppliers;

(k) assisting with premises and lease sourcing and review;

(l) assisting with compliance with legal obligations in respect of corporate governance and day to day business operations; and

(m) working closely with our contracted pharmacy, doctors, nurses, sales staff and call centre staff to ensure services are delivered to the highest standard and revenue and profit is maximised.

For the avoidance of doubt, neither the Consultant nor any of its staff will be hold an executive officer role with us or any of our related entities and neither the Consultant nor any of its staff will have the authority to set policies for us or any of our related entities.

Schedule B

Restrictions

10. You must not, without our written consent, directly or indirectly do any of the following either on your own account or for any other person:

(a) At any time during the term of this letter or during the Post Term Period directly or indirectly prepare, plan for, participate or be involved in a sexual dysfunction treatment business within Australia, New Zealand or the United States in competition with us or any of our related entities (whether as shareholder, joint venturer, employee, consultant, partner or otherwise). This restriction will not prohibit you from providing consultancy services similar to the Services to other businesses providing they are not carrying on a sexual dysfunction treatment business;

(b) At any time during the term of this letter or during the Post Term Period become employed by or provide services to a business providing sexual dysfunction treatment programs within the Geographic Area;

(c) At any time during the term of this letter or during the Post Term Period canvass or solicit or accept orders, custom or business relating to the provision of sexual dysfunction treatment programs or medications from any present or former patient of us or our related entities;

(d) At any time during the term of this letter or during the Post Term Period, employ, solicit or entice away from us or our related entities any person who as at termination or at any time during the period of 12 months prior to termination was an officer, manager, consultant or employee of us or our related entities whether or not that person would commit a breach of contract by reason of leaving us or our related entities;

(e) At any time during the term of this letter or during the Post Term Period, engage, solicit or entice away from us or any of our related entities any person who as at termination or at any time during the period of 12 months prior to termination was a supplier of us or our related entities whether or not that person would commit a breach of contract by reason of ceasing to contract with us or our related entities;

(f) use or register a name or trade mark which includes all or part of any business name, trade mark or the name of us or any of our related entities or any confusingly similar word or words in such a way as to be capable of or likely to be confused with any business name, trade mark or the name of us or our related entities; or

(g) counsel or procure or otherwise assist any person to any of the acts referred to in subclauses (a) to (f) above.

11. These restrictions under each of the sub-clauses in clause 1 are separate and independent restrictions, apply concurrently and are not intended to limit the severability of each other.

12. For the purposes of paragraph 1, Post Term Period means:

(a) 2 years; or if that is unenforceable

(b) 1 year; or if that is unenforceable

(c) 6 months.

13. For the purposes of paragraph 1, Geographic Area means:

(a) Worldwide; or if that is unenforceable

(b) Australia and New Zealand; or if that is unenforceable

(c) Each of:

(i) New Zealand;

(ii) NSW;

(iii) Victoria;

(iv) Queensland;

(v) South Australia;

(vi) Western Australia;

(vii) Tasmania; and

(viii) The Australian Capital Territory.

14. These restrictions under each of the sub-clauses in clause 1 are separate and independent restrictions, apply concurrently and are not intended to limit the severability of each other.